Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com
FOR IMMEDIATE RELEASE: September 19, 2005	News Nasdaq-ACTT

ACT TELECONFERENCING RECEIVES NASDAQ DELISTING NOTICE

ACT appeals and stays delisting of stock

DENVER - ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced that on September 14, 2005, the Company received notice of a Nasdaq Staff Determination indicating that the Company is not in compliance with Nasdaq rules because the Company’s common stock fails to meet the minimum $1.00 minimum bid price; the Company’s stockholders’ equity was below the minimum $10,000,000 requirement as of June 30, 2005; the Company’s board did not satisfy independent director and audit committee requirements as of August 19, 2005; the voting rights of the Company’s Series AA Convertible Preferred Stock violate Nasdaq’s voting rights rule; and the board representation of the initial investor in the Series AA preferred stock is in excess of the investor’s proportional equity ownership (NASD Marketplace Rules 4450(a)(5), 4450(a)(3), 4350(c)(1), and 4350(d)(2), and 4351). As a result, the Company’s common stock is subject to delisting from the Nasdaq National Market.

Pursuant to applicable NASD Marketplace Rules, the Company is appealing the Staff’s determination to a Nasdaq Listing Qualifications Panel. The hearing request will stay the delisting of the stock pending the Panel’s review and determination. Hearings generally are held 30-45 days after the request. Should the stock be delisted from the Nasdaq National Market, an alternative may be a listing on the Nasdaq SmallCap Market.

ACT Chief Executive Officer Gene Warren stated, “Nasdaq has raised some important issues, and we do not take them lightly. We continue to do what we believe is in the best interests of our shareholders, customers and employees. The hearing will give us the opportunity to fully inform Nasdaq of the current status of our balance sheet, the composition of our board, the qualifications of our new directors, and our views regarding our stock price. We believe we have a workable plan in place that is appropriate for our circumstances.”

In the event the Company’s common stock is delisted from Nasdaq National Market, the quarterly increases to the stated value of the Company’s Series AA Preferred Stock will increase by 0.50%. If the common stock is listed on the Nasdaq SmallCap Market or the American Stock Exchange following any removal from the Nasdaq National Market, the quarterly increases to stated value will be increased by 0.25%, rather than 0.50%, from and after the date of such alternative listing.

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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ACT’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S. The Company has virtual locations spanning the globe, including Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. For more information please visit: http://www.acttel.com.

Contacts:

Liza Kaiser

ACT Teleconferencing, Inc.

Ph: 303-233-3500; e-mail: lkaiser@acttel.com

global excellence in teleconferencing

Australia         Belgium         Canada         France        Germany        Hong Kong         The Netherlands        Singapore        United States        United Kingdom